Exhibit 99.4

FORM OF LETTER TO CLIENTS OF NOMINEE HOLDERS

NANOPHASE TECHNOLOGIES CORPORATION

Subscription Rights to Purchase Shares of Common Stock

Offered Pursuant to Subscription Rights

Distributed to Stockholders

of Nanophase Technologies Corporation

June [*], 2012

To Our Clients:

Enclosed for your consideration are a prospectus, dated June [*], 2012 (the “Prospectus”), and the “Instructions as to Use of Nanophase Technologies Corporation Rights Certificates” relating to the rights offering by Nanophase Technologies Corporation (the “Company”) of shares of its common stock, par value $0.01 per share, pursuant to non-transferable subscription rights distributed to all stockholders of record of the Company at 5:00 p.m., New York City time, on June 13, 2012 (the “Record Date”). The subscription rights and common stock are described in the Prospectus.

In the rights offering, the Company is offering an aggregate of 7,250,000 shares of its common stock, as described in the Prospectus.

The subscription rights will expire if not exercised prior to 5:00 p.m., New York City time, on July 20, 2012, unless extended (the “Expiration Time”).

As described in the Prospectus, you will receive one subscription right for each share of common stock owned at 5:00 p.m., New York City time, on the Record Date. Each subscription right will allow you to subscribe for 0.342 shares of common stock (the “basic subscription privilege”) at the cash price of $0.33 per full share (the “subscription price”). For example, if you owned 100 shares of common stock as of 5:00 p.m., New York City time, on the Record Date, you would receive 100 subscription rights and would have the right to purchase 34 shares of common stock (rounded down to the nearest whole share, with the total subscription payment being adjusted accordingly, as discussed below) at the subscription price.

If you fully exercise your basic subscription privilege and other stockholders do not fully exercise their basic subscription privileges, you may also exercise an over-subscription right to purchase additional shares of common stock that remain unsubscribed at the expiration of the rights offering, subject to the availability and pro rata allocation of shares among persons exercising this over-subscription right, and limited to four times the number of shares that you purchased under the basic subscription privilege. To the extent the number of the unsubscribed shares is not sufficient to satisfy all of the properly exercised over-subscription rights requests, then the available shares will be prorated among those who properly exercised over-subscription rights based on the number of shares each subscription rights holder subscribed for under the basic subscription privilege. If this pro rata allocation results in any stockholder receiving a greater number of common shares than the stockholder subscribed for pursuant to the exercise of the over-subscription privilege, then such stockholder will be allocated only that number of shares for which the stockholder oversubscribed, and the remaining common shares will be allocated among all other stockholders exercising the over-subscription privilege on the same pro rata basis described above. The proration process will be repeated until all shares have been allocated or all over-subscription exercises have been fulfilled, whichever occurs earlier.

In order to properly exercise your over-subscription privilege, you must deliver the subscription payment related to your over-subscription privilege prior to the expiration of the rights offering. Because the Company will not know the total number of unsubscribed shares prior to the expiration of the rights offering, if you wish to maximize the number of shares you purchase pursuant to your over-subscription privilege, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of shares of common stock available to you, assuming that no stockholder other than you has purchased any shares of common stock pursuant to their basic subscription privilege and over-subscription privilege. Fractional shares of common stock resulting from the exercise of the basic subscription privileges and the over-subscription privileges will be eliminated by rounding down to the nearest whole share, with the total subscription payment being adjusted accordingly. Any excess subscription payments received by the subscription agent will be returned, without interest, as soon as practicable.

The Company can provide no assurances that you will actually be entitled to purchase the number of shares issuable upon the exercise of your over-subscription privilege in full at the expiration of the rights offering. The Company will not be able to satisfy your exercise of the over-subscription privilege if all of its stockholders exercise their basic subscription privileges in full, and the Company will only honor an over-subscription privilege to the extent sufficient shares of its common stock are available following the exercise of subscription rights under the basic subscription privileges.

If the amount you pay in connection with the exercise of your over-subscription privilege exceeds the subscription price of the number of shares allocated to you, you will be allocated only the number of unsubscribed shares available to you, and any excess subscription payment will be returned to you, without interest, as soon as practicable. If the amount you pay in connection with the exercise of your over-subscription privilege is less than the subscription price of the maximum number of unsubscribed shares available for purchase under your over-subscription privilege, you will be allocated only the number of shares for which you actually paid the subscription price. See “The Rights Offering—The Subscription Rights” in the Prospectus.

The subscription rights are evidenced by a Subscription Rights Certificate issued to stockholders of record and will cease to have any value at the Expiration Time.

THE MATERIALS ENCLOSED ARE BEING FORWARDED TO YOU AS THE BENEFICIAL OWNER OF COMMON STOCK CARRIED BY US IN YOUR ACCOUNT BUT NOT REGISTERED IN YOUR NAME. THE SUBSCRIPTION RIGHTS MAY BE EXERCISED ONLY BY US AS THE RECORD OWNER AND PURSUANT TO YOUR INSTRUCTIONS.

Accordingly, we request instructions as to whether you wish us to elect to subscribe for any shares of common stock to which you are entitled pursuant to the terms and subject to the conditions set forth in the Prospectus. However, we urge you to read the document carefully before instructing us to exercise your subscription rights.

If you wish to have us, on your behalf, exercise the subscription rights for any shares of common stock to which you are entitled, please so instruct us by completing, executing and returning to us the Beneficial Owner Election form.

Your Beneficial Owner Election form to us should be forwarded as promptly as possible in order to permit us to exercise your subscription rights on your behalf in accordance with the provisions of the rights offering. The rights offering will expire at the Expiration Time. Please contact us for our deadline with respect to your submission of the Beneficial Owner Election form. Once you have exercised your basic subscription privilege and/or over-subscription privilege, such exercise may not be revoked, even if you later learn information that you consider to be unfavorable to the exercise of your subscription rights and even if the rights offering is extended by the board of directors of the Company. However, if the Company amends the rights offering to allow for an extension of the rights offering for a period of more than 30 days or makes a fundamental change to the terms set forth in the Prospectus, you may cancel your subscription and receive a refund of any money you have advanced.

Additional copies of the enclosed materials may be obtained from Broadridge Corporate Issuer Solutions, Inc., the subscription agent for the rights offering, by calling 1-800-733-1121 (toll free). Any questions or requests for assistance concerning the rights offering should be directed to the subscription agent.

Very Truly Yours,

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